CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 24, 2009 relating to AllianceBernstein High Income Fund, Inc. (the "Fund") for the fiscal year ended October 31, 2009 which is incorporated by reference in this Post Effective Amendment No. 30 Registration Statement (Form N-1A Nos. 33-72460 and 811-08188) of the Fund.









New York, New York
January 28, 2009